Exhibit 19

POLICY STATEMENT

ON

CONFIDENTIAL INFORMATION AND SECURITIES TRADING

BY WINMARK CORPORATION

SUMMARY

Both federal securities laws and Company policy prohibit transactions in Company stock at a time when you may be in possession of material information about the Company which has not been publicly disclosed.  You are similarly prohibited from buying or selling the stock of Company customers when you have received, through your employment or other relationship with Winmark Corporation, material non-public information about that customer.  These prohibitions also apply to members of your household as well as all others whose transactions may be attributable to you.  Anyone who violates these prohibitions can face staggering civil and criminal penalties.

Material information is any information which a reasonable investor would deem important in making an investment decision about the Company.  Either positive or negative information may be material.  Once a public announcement has been made of the material information, you should wait at least until the second business day before engaging in any transactions, assuming at the time of the transaction you do not have other material information that has not been made public (e.g., announcement on Monday, trade on Wednesday; announcement on Friday, trade on Tuesday).

Securities laws and Company policy also prohibit disclosure of material non-public information except on a need-to-know basis.  Even if you are not engaging in any stock trading activity, you must not disclose material information to others, especially to those outside the Company.  Any questions from securities analysts or the media regarding the Company should be directed to the Chief Financial Officer.

For further information and guidance, please refer to the entire Policy Statement set forth below, or contact the Chief Financial Officer.

The Need For a Policy Statement

Because the Company’s stock is publicly-traded, the Company is required to take active steps to prevent violations of insider trading laws by Company personnel.  We have this Policy Statement to avoid even the appearance of improper conduct on the part of anyone employed by or associated with Winmark Corporation (since anyone with material non-public information should be considered an “insider”).  We have all worked hard to establish our reputation for integrity and ethical conduct.  We cannot afford to have it damaged.

The Consequences

The consequences of insider trading violations can be disastrous:

For individuals who trade on inside information (or tip information to others) or for those who “control” a person who commits an insider trading violation (a control person can be an officer, director or supervisor of a person engaging in insider trading or tipping):

•A civil penalty of the greater of $1 million or three times the profit gained or loss avoided;

•A criminal fine (no matter how small the profit) of up to $5 million; and

•A jail term of up to twenty years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

•A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the individual’s violation; and

•A criminal penalty of up to $25 million.

In addition, any employee or consultant who violates the Company’s confidential information and securities trading policy faces discipline or even dismissal for cause.  Needless to say, any of the above consequences, even an investigation by the Securities and Exchange Commission that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Our Policy

If a Company director, officer, employee or representative has material non-public information relating to the Company, it is our policy that neither that person nor any related person may buy or sell Company securities or engage in any other action to take advantage of, or to pass on to others, that information.  This policy also applies to information relating to any other company, including our customers or suppliers, obtained in the course of the individual’s employment or other relationship with Winmark Corporation

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception.  Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Material Information.  Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock.

Examples.  Common examples of information that will frequently be regarded as material are:  projections of future earnings or losses; news of a pending or proposed merger, acquisition, or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies, the declaration of a stock split, or the offering of additional securities; changes in management; impending bankruptcy or financial liquidity problems; and, as previously indicated, the gain or loss of a substantial customer or supplier.  Either positive or negative information may be material.

20/20 Hindsight.  Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight.  As a result, before engaging any securities transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions By Family Members.  The very same restrictions apply to your family members and others living in your household.  Company personnel are expected to be responsible for the compliance of their immediate family and personal household.

Disclosing Information To Others.  Whether the information is proprietary information about the Company or one of its customers, or information that could have an impact on the price of Company’s or its customer’s stock, Company personnel must not pass the information on to others.  The above penalties apply, whether or not you derive any benefit from another’s actions.  In order to prevent unintentional disclosure, all inquiries and requests for information regarding the Company or the Company’s customers (e.g., from the media, stockbrokers or securities analysts) should be referred to the Chief Financial Officer.

Participating in Internet Discussion Groups and other Social Media Activities.  It is improper for Company personnel to participate in internet discussion groups, message boards, chat rooms or other social media activities with respect to the Company, including the Company’s business, technology, financial projections and stock performance.  Please refer to the Company’s Policy Handbook for an expanded discussion of social media guidelines.

When Information Is Public.  As you can appreciate, it is also improper for Company personnel to enter a trade immediately after Winmark Corporation has made a public announcement of material information, including earnings releases.  Because Company shareholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule you should not engage in any transactions until the second business day after the information has been released.  Thus, if an announcement is made on a Monday, Wednesday generally would be the first day on which you should trade assuming you do not have other material information that has not been made public.  If an announcement is made on Friday, Tuesday generally would be the first day.

Additional Discouraged Transactions

In order to avoid even the appearance of the use of material non-public information and to discourage short-term or speculative transactions involving Company stock, Winmark Corporation strongly discourages Company personnel from engaging in any of the following activities with respect to Winmark Corporation securities:

1.Trading in Company securities on a short-term basis.  Any Company stock purchased in the open market should be held for a minimum of six months and ideally longer. (Note that the SEC’s short-swing profit rule already prevents directors, executive officers and 10% or greater shareholders from selling any Company stock within six months of a purchase.  We are simply expanding this rule as a strong suggestion to all other employees.)

2.Short sales.  Employees should not “sell short” Winmark Corporation stock (a “short sale” is a sale of shares which the Seller does not own but expects to purchase in the future at a lower price).

3.Buying or selling puts or calls on Winmark Corporation securities.  Employees should not buy or sell either put or call options on Winmark Corporation stock or otherwise engage in hedging or similar derivative transactions with respect to Winmark Corporation securities.

Certification

Company personnel will periodically be required to certify their understanding of and intent to comply with this Policy Statement.

Company Assistance

Any person who has any general questions about this Policy Statement or questions about specific transactions should contact the Chief Financial Officer.  Remember, however, the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with you.  In this regard, it is imperative that you use your best judgment and talk to the Chief Financial Officer in advance of any transaction that you are uncertain about.

DIRECTOR AND EXECUTIVE OFFICER ADDENDUM

to

Policy Statement

on

Confidential Information and Securities Trading

by Winmark Corporation Personnel

INTRODUCTION

In addition to the provisions of the attached Policy Statement on Confidential Information and Securities Trading by Winmark Corporation Personnel, all Winmark Corporation directors, “officers” (defined similar to “executive officers”) and more than 10% shareholders are subject to Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (the “Exchange Act”).  Also, each person who owns more than 5% of the outstanding stock of Winmark Corporation is subject to Section 13 of the Exchange Act.  In light of Sections 16 and 13, the Company has adopted certain additional policies with respect to transactions in Winmark Corporation securities by directors and executive officers.

SECTION 16

Liability.  Section 16 applies to directors, executive officers and more than 10% shareholders of the Company.  In general, Section 16(b) provides that any profit realized on a purchase and a sale of Company stock within a six-month period is recoverable by the Company.  For this purpose, it does not matter whether the purchase or the sale occurs first.  It is not necessary for the same shares to be involved in each of the matched transactions.  Losses cannot be offset against gains.  Transactions are paired so as to match the lowest purchase price and the highest sale price within a six-month period, resulting in the maximum amount of profit.  Good faith on the part of the insider is no defense.  If the Company itself does not press a claim, a claim for recovery of the profit may be asserted by any shareholder for the benefit of the Company.

There are many types of transactions which constitute a “purchase” or a “sale” for Section 16 purposes in addition to normal open market transactions.  The receipt of an option, warrant or other right to acquire common stock (a “derivative security”) is generally a purchase unless received under certain employee plans.  Many unusual corporate reorganizations may be “purchases” or “sales.”  “Beneficial” ownership for Section 16 purposes may include indirect ownership, for example, through trusts or estates.  In some circumstances, stock held by close relatives of a person may be considered to be owned beneficially by such person, and a purchase (or sale) by one individual may be matchable with a sale (or purchase) by his close relative to produce a recoverable profit.  The provisions also apply to stock registered in a street name.

Reports.  As a supplement to the profit recapture provisions of Section 16(b), Section 16(a) requires there are beneficial ownership reporting provisions.  Each insider must file his/her own individual report on Form 4 with the SEC within 2 business days of a change in his/her beneficial ownership of Winmark Corporation securities.

A Form 4 must be filed whenever there is a non-exempt acquisition or disposition of securities.  Transfers to trusts and other changes in the nature of your ownership (e.g., from direct to indirect) must also be reported.  Stock option exercises must be reported on a Form 4.  Certain changes in beneficial ownership, such as stock option grants, gifts and inheritances must be reported on Form 4 within 2 business days of the transaction.  In addition, officers and directors (but not ten percent owners) must report any changes which occur after they are no longer insiders if such change takes place within six months of any opposite way transaction while an insider.

A Form 5 must be filed if the required Forms 4 were not filed during the year.  All changes in beneficial ownership (unless covered by a specific exemption) are reportable, not only transactions which are purchases or sales.  Reports may be due even though the reported change in beneficial ownership is not a transaction of a type which can be matched for Section 16(b) purposes.

Power of Attorney.  It should be noted that even if an individual is unable to personally sign a Form 4 or 5 (e.g., if  you are out of town), the SEC permits the form to be signed by another without a prior or simultaneous filing of a power of attorney as long as a power is sent “as soon as practicable” thereafter.  The SEC will not excuse a late filing simply because the individual is unavailable.  We have designed a standing power of attorney giving an officer of the Company the authority to sign Forms 4 on your behalf in order to facilitate timely filings in your absence.

Short Sales.  In addition to the foregoing, Section 16(c) prohibits the Company’s directors, officers and more-than-10% shareholders from making “short sales” of any equity security of the Company.  A “short sale” is a sale of securities which the seller does not own at the time or, if owned, securities that will not be delivered for a period longer than 20 days after the sale.

SECTION 13

All more-than-5% shareholders of the Company are required to file initial reports under Section 13 of the Exchange Act.  Follow up reports will be required if any material changes in their shareholdings occur.  Those persons who are already five percent shareholders filed a Schedule 13G  45 days after the first calendar year end when the Company first became subject to this requirement.  Additional filings on Schedule 13G are due on each succeeding February 14 if there has been a change in the reported information during the year.  No filing is required where a change in the percentage of shares owned by a reporting person is caused solely be a change in the number of outstanding shares.  Material changes in shareholders in the interim will trigger additional Schedule 13D filing requirements.

ADDITIONAL PROHIBITED TRANSACTIONS

In order to avoid even the appearance of the use of material non-public information and to discourage short-term or speculative transactions involving Winmark Corporation stock, it is the Company’s policy that Winmark Corporation directors and executive officers should not buy or sell puts or calls with respect to Winmark Corporation securities or otherwise engage in hedging or similar derivative transactions with respect to Winmark Corporation securities.

PRE-CLEARANCE OF ALL TRADES

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), it is recommended that all transactions in Winmark Corporation stock (acquisitions, dispositions, transfers, etc.) by directors and executive officers be pre-cleared by the Company’s Chief Financial Officer in advance.  This requirement does not apply to stock option exercises, but would apply to open market sales of option stock.